EXHIBIT 99.2

                      DIRECTORSHIP AND CONSULTING AGREEMENT

         THIS AGREEMENT, entered into February 7, 2004 between AVENUE GROUP, INC., a Delaware corporation with offices at 17547 Ventura Blvd, Ste 305, Encino, California, 91316 (hereinafter sometimes referred to as the "Company") and NORMAN J. SINGER, an individual residing at 885 S. Garfield St., Denver, Colorado, 80209 (hereinafter sometimes referred to as "Singer"

         WHEREAS, the Company desires the services of Singer both as a member of its Board of Directors (the "Board") and as a business and legal consultant with special skills in the domestic and international oil and gas business and whereas Singer is willing to serve as a member of the Board and to act as a consultant to the Company

         NOW THEREFORE, it his hereby agreed by the parties, effective as of February 1, 2005 as follows:


1.       BOARD OF DIRECTORS

1.1 The Company shall cause to be elected to its Board Norman J. Singer. The election shall be made at a special meeting of the Board to be called for this purpose as soon as possible after execution of this Agreement. The term of office shall be for one year in accordance with the Company's charter, however it is the current intent of the parties that Singer will be elected to at least a second year term.

1.2 It is understood that for the next twelve months, the Board shall meet no less than every other month. Where practical for all parties, the meetings will be held in New York City but when not practical, the meetings will be held by telephone or in such other venue as is convenient to the parties. It is the objectives of the Company to have as full and regular communication between the directors and senior officers of the Company as possible.

1.3 Directors shall be reimbursed their travel and associated costs to attend each meeting however whenever Singer might have other business in the same venue where the meeting is to be held, he will allocate his reimbursable expenses accordingly and shall use his best efforts, when possible, to coordinate his travel schedule so as to reduce expenses to be reimbursed by the Company.

1.4 As compensation for Singer's services as a member of the Board, Singer shall receive $2500 per month payable quarterly in advance. In additional, Singer shall receive an option to purchase 1,200,000 shares of the Company's shares at the stock's current price of US $.06.


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SERVICES AND CONSULTING AGREEMENT
FEBRUARY 7, 2005
PAGE 2

         This option shall vest at the rate of 100,000 shares per month commencing February 1, 2005. The term of this option shall be five years commencing as of the date of each monthly tranche of shares vesting.

1.5 It is understood and agreed that the Company will renew its Directors and Officers Insurance ("D&O Insurance") and that the Company will include Singer under its D&O Insurance.

1.6 In the event of the death of Singer prior to the completion of his two year term, all of his stock option shares shall be deemed to have vested and shall be distributed to the executor of his estate. .

1.7 It is understood that Singer may resign with or without cause from the Board upon sixty days notice to the Company. In the case of such resignation all further cash or stock compensation shall cease as of the date of notice of resignation. Further, the major founding stockholder of the Company, without holding a shareholder's meeting, may request that Singer or resign from the Board at any time with or without cause after his first full six months of service and such request will be honored provided however that he shall receive the balance of the cash and stock or stock option compensation contemplated by this Agreement for the full two year term.

2.       CONSULTING SERVICES

2.1 Singer shall serve as an oil and gas and general business consultant to the Company for an initial term of six months commencing as of February 1, 2005. It is understood that during this term, Singer shall devote substantially all of his time to the affairs of the Company. Compensation for such consulting services shall be $10,000 per month payable each month in advance. In addition Singer shall receive an additional option to purchase 600,000 shares of the Company's common stock at $0.06 per share. This option shall vest at the rate of 100,000 shares per month commencing as of February 1, 2005 and shall be for a term of five years from the date of the vesting of each block of stock.

2.2 In general terms, some of the goals and objectives of Singer's consulting arrangement are:

                  -        Normalization of relationship with Sayer Group
                  - Recapitalization of the share structure of the Company (reverse shall split)
                  -        Promotion or financing of North Rubai Prospect


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SERVICES AND CONSULTING AGREEMENT
FEBRUARY 7, 2005
PAGE 3

                - Promotion or financing of Gercus Prospect
                - Acquisition of each US producing property
                - Presentation of international exploration plan and filing of at least three bona fides applications
                - Award of each international license
                - Promotion or financing of each international license

2.3 At the end of Singer's initial six month consulting term, the Company and Singer discuss either the extension of the consultancy or the employment of Singer as a full time officer of the Company on mutually acceptable terms. If Singer and the Company are unable to agree on mutually acceptable employment terms, the consultancy shall either terminate or shall continue for an additional six months, however, in either case, Singer shall remain as a director of the Company for the remainder of his term.

3.       GOVERNING LAW

         This Agreement shall be governed by the laws of the State of California applicable to agreements wholly made and to be performed entirely within such state and without regard to the conflict of law principles thereof. In the event of a dispute under this Agreement, the parties shall have the right to pursue such claims as might arise in the courts of the State of California or by arbitration, if all parties agree, pursuant to the arbitration provisions of the State of California.


4.       ENTIRE AGREEMENT

         Except as expressly provided herein, this Agreement contains the entire understanding among the parties with respect to the subject matter hereof, and may not be modified, altered or amended except by an instrument in writing signed by all of the parties hereto. This Agreement may be executed in one or more counterparts, each of which shall be construed as an original.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above:


         AVENUE GROUP, INC.                             NORMAN J. SINGER

         By:_________________                           _____________________